Exhibit 99.1

First Foundation Bank Appoints Parham Medhat as Chief Operations Officer

IRVINE, Calif.--(BUSINESS WIRE)-- First Foundation Inc. (NYSE: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), is pleased to announce the appointment of Parham Medhat as Executive Vice President, Chief Operations Officer of FFB, effective October 20, 2025. In this role, Mr. Medhat will lead the Bank’s enterprise operations, technology, and delivery infrastructure, ensuring scalability, efficiency, and alignment with strategic growth objectives.

“Parham’s combination of operational expertise and technology vision makes him an exceptional addition to our leadership team,” said Thomas C. Shafer, CEO of First Foundation Inc. “He brings a proven record of transforming operational frameworks, integrating systems, and building teams that enhance both performance and client experience.”

“First Foundation is built on precision, partnership, and purpose,” said Mr. Medhat. “My focus will be to strengthen the operational backbone that supports those values, continuing to modernize, simplify, and scale in a way that supports our clients and colleagues alike.”

Mr. Medhat joins First Foundation with more than 20 years of operational and technology leadership experience in the financial services industry. Most recently, he served as Executive Vice President and Chief Operating Officer at Nano Banc, overseeing treasury management, deposit operations, IT, facilities, and project management. He previously held senior executive roles at Luther Burbank Savings, CTBC Bank USA, and Opus Bank, where he led system integrations, operational realignments, and regulatory initiatives that drove meaningful efficiency gains.

Mr. Medhat earned a Master of Arts in Technology-Based Education from California State University, Dominguez Hills, and a Bachelor of Arts in Cognitive Science from California State University, Long Beach.

About First Foundation

First Foundation Inc. (NYSE: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com or connect with us on LinkedIn.

Media Contact:
Colin Kapp, Director of Marketing
ckapp@ff-inc.com | (949) 202-4100